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                                                                  EXHIBIT (a)(7)

                                October 31, 2002


TO HOLDERS OF PARAVANT INC. STOCK OPTIONS:

      As you know, Paravant Inc. (the "Company") has entered into an Agreement and Plan of Merger, dated as of October 23, 2002 (the "Merger Agreement"), by and among the Company, DRS Technologies, Inc. ("DRS") and Prince Merger Corporation, a wholly owned subsidiary of DRS ("Purchaser") pursuant to which Purchaser has made an offer to purchase (the "Offer"), for $4.75 in cash per share, all of the outstanding shares of the Company's common stock. After the expiration of the Offer, subject to the satisfaction or waiver of certain conditions the Purchaser will be merged into the Company.

      In accordance with the Merger Agreement, on the date that the merger becomes effective, any options to purchase shares of the Company that are held by you as of such date will be cancelled. In exchange for such cancellation, you will be entitled to receive, with respect to each cancelled option, a cash payment (less withholding taxes) equal to the product of:

      - the excess, if any, of $4.75 (the price paid by the Purchaser for each share of Company common stock in the Offer) over the per share exercise price of each of your options; multiplied by

      -     the number of shares subject to such option.

      According to our records, you are the holder of the option(s) set forth on the attached Annex A. Assuming that these awards remain outstanding immediately prior to the date that the merger becomes effective, the options will be cancelled as described above. In consideration of such cancellation you will receive the amounts set forth on such Annex A (less withholding taxes).

      Please acknowledge the receipt of this letter and the foregoing cancellation by signing it in the space provided below and returning it in the enclosed envelope, by no later than November 8, 2002. NO CASH PAYMENT WILL BE MADE UNTIL WE RECEIVE THIS SIGNED ACKNOWLEDGMENT. Your signature will constitute consent to the cancellation of the option(s) on the terms described above and your representation that the options set forth on Annex A are the only outstanding and unexercised options that have been awarded to you.

      If you have any questions, please do not hesitate to call me at 973-631-6190.

                                      Sincerely,


                                      John C. Zisko
                                      Chief Financial Officer
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Acknowledged and Consented to:


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Name

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Signature


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